Exhibit (h)(2)(c)

Amendment to Amended and Restated Transfer Agency and Services Agreement

Dated June 3, 2009

Between

ALPS Fund Services, Inc.

and

Forward Funds

THIS AMENDMENT is made as of December 31, 2010, by and between ALPS Fund Services, Inc. (“ALPS”) and Forward Funds (the “Fund”).

WHEREAS, ALPS and the Fund have entered into an Amended and Restated Transfer Agency and Services Agreement (the “Agreement”) dated June 3, 2009 and effective June 15, 2009;

WHEREAS, the Board of Trustees of the Fund approved on September 22, 2010, the Forward Tactical Enhanced Fund, a new series of the Fund effective December 31, 2010;

WHEREAS, the Board of Trustees of the Fund approved on December 14, 2010, the Forward Commodity Long/Short Strategy Fund, a new series of the Fund effective December 31, 2010;

WHEREAS, in light of the foregoing, ALPS and the Fund wish to modify the provisions of the Agreement to reflect revised Schedules A-1 – List of Portfolios;

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Schedule A-1 – List of Portfolios. Schedule A-1 is replaced in its entirety with the attached Schedule A-1.

2.	Remainder of the Agreement. All services under Section 1 of the Agreement shall continue until such services are no longer rendered. All other provisions of the Agreement shall remain unchanged.

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

ALPS Fund Services, Inc.		Forward Funds

By:	/s/ Jeremy O. May	By:	/s/ J. Alan Reid, Jr.
Name:	Jeremy O. May	Name:	J. Alan Reid, Jr.
Title:	President	Title:	President

SCHEDULE A-1

To the Amended and Restated Transfer Agency and Service Agreement

Fund Group I and Fund Group III Portfolios and Classes List

As of December 31, 2010

Portfolio	Open Classes of Shares
Forward Banking and Finance Fund	Investor Class Class A Class C

Forward Emerging Markets Fund	Investor Class Institutional Class Class M

Forward Commodity Long/Short Strategy Fund	Investor Class Institutional Class Class M Class Z

Forward Focus Fund	Investor Class Institutional Class Class A

Forward Global Infrastructure Fund	Institutional Class Class A Class B Class C Class M

Forward Growth Fund	Institutional Class Class A Class C

Forward HITR Fund	[1]

Forward International Dividend Fund	Investor Class Institutional Class

Forward International Fixed Income Fund	Investor Class Institutional Class Class C

Forward International Real Estate Fund	Institutional Class Class A Class B Class C

Forward International Small Companies Fund	Investor Class Institutional Class Class A Class M

[1]	The Forward HITR Fund is not yet operational. Once operational, the open share classes will be added and the Fund will incur charges in accordance with Schedule B.

Forward Large Cap Equity Fund	Institutional Class Class A

Forward Long/Short Credit Analysis Fund	Investor Class Institutional Class Class A Class C Class M

Forward Real Estate Fund	Investor Class Institutional Class Class A Class C

Forward Select Income Fund	Institutional Class Class A Class B Class C Class M

Forward Small Cap Equity Fund	Investor Class Institutional Class Class A Class M

Forward Tactical Enhanced Fund	Investor Class Institutional Class Class A Class C

Forward Tactical Growth Fund	Investor Class Institutional Class Class A Class C Class M

Forward Strategic Realty Fund	Institutional Class Class A Class B Class C